Exhibit 99.3

Consolidated and Combined Financial Statements of

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

As of December 31, 2019 and December 31, 2018,
and for the years ended December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

Opinion on the financial statements

We have audited the accompanying consolidated and combined balance sheets of Atlas Intermediate Holdings LLC (a Delaware limited liability company) and ATC Group Partners LLC (a Delaware limited liability company) (the “Company”) as of December 31, 2019 and 2018, the related consolidated and combined statements of operations, members’ capital, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits and the report of the other auditors, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We did not audit the financial statements of ATC Group Partners LLC which statements reflect total assets constituting 37% (or $131 million) of combined total assets as of December 31, 2018, and total revenue of 60% (or $255 million) of combined total revenue for the year then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ATC Group Partners LLC, is based solely on the report of the other auditors.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Houston, Texas

March 16, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ATC Group Partners LLC and Subsidiaries:

Opinion on the financial statements

We have audited the consolidated balance sheet of ATC Group Partners LLC and its subsidiaries, (the “Company”) as of December 28, 2018, and the related consolidated statements of income, members’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

July 16, 2019

We have served as the Company’s auditor since 2016. In 2019 we became the predecessor auditor.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONSOLIDATED AND COMBINED BALANCE SHEETS

(amounts in thousands)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and equivalents	$20,185	$6,509
Accounts receivable, net	90,775	101,180
Unbilled receivables, net	40,513	37,692
Prepaid expenses	5,266	6,446
Other current assets	812	453

Total current assets	157,551	152,280

Property and equipment, net	14,824	12,260
Intangible assets, net	92,389	109,904
Goodwill	85,125	80,352
Other long-term assets	2,884	39

TOTAL ASSETS	$352,773	$354,835

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Trade accounts payable	$30,754	$24,245
Accrued liabilities	10,085	14,046
Current maturities of long-term debt	10,875	5,682
Other current liabilities	13,712	21,456

Total current liabilities	65,426	65,429

Long-term debt, net of current maturities and loan costs	158,557	112,362
Other long-term liabilities	1,347	5,250

Total liabilities	225,330	183,041

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ CAPITAL	127,443	171,794

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$352,773	$354,835

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(amounts in thousands)

	For the year ended December 31,
	2019	2018

Revenues	$471,047	$426,439

Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)

Operating income	19,231	19,476

Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96

Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)

Net income from continuing operations	8,176	12,438

Loss from discontinued operations	(146)	(393)

Net income	$8,030	$12,045

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONSOLIDATED AND COMBINED STATEMENTS OF MEMBERS’ CAPITAL

(amounts in thousands)

	For the year ended December 31,
	2019	2018
Members capital, balance at the beginning of the year	$171,794	$172,674
Contributions	-	2,126
Distributions	(54,365)	(15,279)
Equity-based compensation	1,984	228
Net income	8,030	12,045
Members capital, balance at the end of the year	$127,443	$171,794

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

(amounts in thousands)

	For the year ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$8,030	$12,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,881	20,042
Equity-based compensation expense	1,984	228
Gain on sale of property and equipment	(170)	(476)
Write-off of deferred financing costs related to debt extinguishment	40	30
Amortization of deferred financing costs	360	-
Provision for bad debts	1,017	-
Changes in assets & liabilities:
Decrease (increase) in accounts receivable and unbilled receivable	6,567	(2,844)
Decrease in prepaid expenses	1,180	2,802
(Increase) in other current assets	(359)	(101)
Increase in trade accounts payable	6,233	464
(Decrease) increase in accrued liabilities	(3,961)	4,749
(Decrease) in other current and long-term liabilities	(8,450)	-
(Increase) in other long-term assets	(845)	(23)

Net cash provided by operating activities	31,507	36,916

Cash flows from investing activities:
Purchases of property and equipment	(8,453)	(5,626)
Proceeds from disposal of property and equipment	1,140	698
Purchase of engineering license	(2,000)	-
Purchase of business, net of cash acquired	(294)	(9,221)

Net cash (used in) investing activities	(9,607)	(14,149)

Cash flows from financing activities:
Proceeds from short-term debt	5,193	101,954
Proceeds from long-term debt	176,494	-
Payment of loan acquisition costs	(1,274)	-
Repayments of long-term debt	(129,209)	(114,326)
Member distributions	(54,365)	(15,279)
Member contributions	-	776
Payment of contingent earn-out	(5,063)	-
Net cash (used in) financing activities	(8,224)	(26,875)

Net change in cash and equivalents	13,676	(4,108)

Cash and equivalents - beginning of period	6,509	10,617

Cash and equivalents - end of period	$20,185	$6,509

The accompanying notes are an integral part of these consolidated and combined financial statements.

Atlas Intermediate Holdings LLC and ATC Group Partners LLC

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

As of December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019 and 2018

(amounts in thousands except share amounts)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Organization

The accompanying consolidated and combined financial statements include the consolidated and combined accounts of Atlas Technical Consultants Holdings LP and subsidiaries (“Atlas”) and ATC Group Partners LLC and subsidiaries (“ATC”) collectively the “Company” or “We”. As of December 31, 2018 and for the year then ended, Atlas and ATC have been presented on a combined historical cost basis as they are entities under common control.

In January 2019, Atlas and ATC were merged through a series of transactions. The merger is considered a transfer of interest under common control and therefore the assets and liabilities of ATC were transferred into Atlas at their carrying value. As of and for the year ended December 31, 2019, Atlas and ATC have been presented on a consolidated basis. All intercompany balances and transactions amongst the consolidated entities have been eliminated.

The Company has more than 140 offices in 40 states and more than 3,200 employees and is headquartered in Austin, Texas.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing.

Services are provided throughout the United States and its territories to a broad base of clients with no single client representing 10% or more of our revenues for either the year ended December 31, 2019 or 2018. Services are rendered primarily on a time and materials and cost-plus basis with approximately 95% of our contracts on that basis and the remainder represented by firm fixed price contracts.

Basis of Presentation

The accompanying consolidated and combined financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal Year

The Company’s subsidiaries report the results of operations based on 52 or 53-week periods ending on the Friday nearest December 31 while the Parent company reports on a calendar year end. For clarity of presentation, all periods are presented as if the year ended on December 31. Fiscal years 2019 and 2018 each contained 52 weeks and ended on December 27 and December 28, respectively, for our subsidiaries. The impact of the difference between these dates was insignificant. The Company has appropriately eliminated all transactions between the Parent and the subsidiaries when presenting its balance sheet.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Accrued Billings

The Company records its trade accounts receivable and unbilled receivables at their face amounts less allowances. On a periodic basis, the Company monitors the trade accounts receivable and unbilled receivables from its customers for any collectability issues. The allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. As of December 31, 2019 and December 31, 2018, the allowance for trade accounts receivable was $2.1 million and $2.8 million, respectively, while the allowance for unbilled receivables was $0.6 million and $1.6 million, respectively. The allowances reflect the Company’s best estimate of collectability risks on outstanding receivables and unbilled services.

Property and Equipment

Purchases of new assets and costs of improvement to extend the useful life of existing assets are capitalized. Routine maintenance and repairs are charged to expenses as incurred. When an asset is sold or retired, the costs and related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses on disposal are recognized in the accompanying combined statement of operations.

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company recognizes an impairment if the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. There were no impairment charges for the years ended December 31, 2019 and 2018.

Goodwill

Goodwill represents the excess of the cost of net assets acquired over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. In accordance with the provisions of ASC 350, Intangibles – Goodwill and Other, we evaluate goodwill annually for impairment on October 1, or whenever events or changes in circumstances indicate the asset may be impaired, using the quantitative method. An entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. These qualitative factors include: macroeconomic and industry conditions, cost factors, overall financial performance and other relevant entity-specific events. If we determine that this threshold is met, then performing the two-step quantitative impairment test is unnecessary. We may elect to bypass the qualitative assessment and proceed directly to the quantitative test for any reporting unit. The two-step impairment test requires a comparison of the carrying value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit. We determine fair value through multiple valuation techniques, and weight the results accordingly. We make certain subjective and complex judgments in assessing whether an event of impairment of goodwill has occurred, including assumptions and estimates used to determine the fair value of our reporting units. If the carrying value of our reporting unit exceeds the fair value of our reporting unit, we would calculate the implied fair value as compared to the carrying value to determine the appropriate impairment charge, if any. There were no impairment charges for the years ended December 31, 2019 and 2018.

Revenue Recognition

During the fourth quarter of 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), using the modified retrospective approach to all contracts that were not completed as of the beginning of fiscal year 2019. We utilize the portfolio method practical expedient, which allows companies to account for multiple contracts as a portfolio, instead of accounting for them on a contract by contract basis (commonly known as the contract method). For our time and materials contracts, we apply the as-invoiced practical expedient, which permits us to recognize revenue as the right to invoice for services performed. The new standard did not materially affect our consolidated net income, financial position, or cash flows.

Below is a description of the basic types of contracts from which the Company may earn revenue:

Time and Materials Contracts

Under the time and materials (“T&M”) arrangements, contract fees are based upon time and materials incurred. The contracts may be structured as basic time and materials, cost plus a margin or time and materials subject to a maximum contract value (the “ceiling”). Due to the potential limitation of the contract’s ceiling, the economic factors of the contracts subject to a ceiling differ from the economic factors of basic T&M and cost plus contracts.

The majority of the Company’s contracts are for projects where it bills the client monthly at hourly billing or unit rates. The billing rates are determined by contract terms. Under cost plus contracts, the Company charges its clients for contract related costs at cost, an agreed upon overhead rate plus a fixed fee or rate.

Under time and materials contracts with a ceiling, the Company charges the clients for time and materials based upon the work performed however there is a ceiling or a not to exceed value. There are often instances that a contract is modified to extend the contract value past the original or amended ceiling. As the consideration is variable depending on the outcome of the contract renegotiation, the Company will estimate the total contract price in accordance with the variable consideration guidelines and will only include consideration that it expects to receive from the customer. When the Company is reaching the ceiling, the contract will be renegotiated, or we cease work when the maximum contract value is reached. The Company will continue to work if it is probable that the contract will be extended. The Company is only entitled to consideration for the work it has performed, and the ceiling amount is not a guaranteed contract value.

The Company earned approximately 95% of its revenues under T&M contracts during the years ended December 31, 2019 and 2018.

Fixed Price Contracts

Under fixed price contracts, the Company’s clients pay an agreed amount negotiated in advance for a specified scope of work. The Company is guaranteed to receive the consideration to the extent that the Company delivers under the contract. The Company recognizes revenue over a period of time on fixed price contracts using the input method based upon direct costs incurred to date, which are compared to total projected direct costs. Costs are the most relevant measure to determine the transfer of the service to the customer. The Company assess contracts quarterly and may recognize any expected future loss before actually incurring the loss. When the Company is expecting to reach the total consideration under the contract, the Company will begin to negotiate a change order.

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Management evaluates when a change order is probable based upon its experience in negotiating change orders, the customer’s written approval of such changes or separate documentation of change order costs that are identifiable. Change orders may take time to be formally documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before an agreement is reached with the client. If the Company is having difficulties in renegotiating the change order, the Company will stop work if possible, record all costs incurred to date, and determine, on a project by project basis, the appropriate final revenue recognition.

Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs. Costs related to change orders and claims are recognized when they are incurred. The Company evaluates claims on an individual basis and recognizes revenue it believes is probable to collect.

Performance Obligations

The majority of our contracts have a single performance obligation as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts and therefore, is not distinct. However, in some instances, we may also promise to provide distinct goods or services within a contract, resulting in multiple performance obligations. For contracts with multiple performance obligations, we allocate the contract transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. Typically, we sell a customer a specific service and use the expected cost plus a margin approach to estimate the standalone selling price of each performance obligation.

The Company’s performance obligations are satisfied as work progresses or at a point in time. Revenue on our cost-reimbursable contracts is recognized over time using direct costs incurred or direct costs incurred to date as compared to the estimated total direct costs for performance obligations because it best depicts the transfer of control to the customer. Contract costs include labor, subcontractors’ costs and other direct costs.

Gross revenue from services transferred to customers at a point in time is recognized when the customer obtains control of the asset, which is generally upon delivery and acceptance by the customer of the reports and/or analysis performed.

As of December 31, 2019, we had $601 million of remaining performance obligations, or backlog, of which $361 million or 60% is expected to be recognized over the next 12 months and the majority of the balance over the next 24 months. Contracts for which work authorizations have been received are included in backlog. Project cancellations or scope adjustments may occur, from time to time, with respect to contracts reflected in backlog. Most of our government contracts are multi-year contracts for which funding is appropriated on an annual basis, therefore backlog includes only those amounts that have been funded and authorized and does not reflect the full amounts we may receive over the term of such contracts. In the case of non-government contracts, backlog includes future revenue at contract rates, excluding contract renewals or extensions that are at the discretion of the client. For contracts with a not-to-exceed maximum amount, we include revenue from such contracts in backlog to the extent of the remaining estimated amount. Our backlog for the period beyond 12 months may be subject to variation from year-to-year as existing contracts are completed, delayed, or renewed or new contracts are awarded, delayed, or cancelled. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to assess and not necessarily indicative of future revenues or profitability.

Contract Assets and Liabilities

The timing of revenue recognition, billings and cash collections results in billed receivables unbilled receivables (contract assets), and billings in excess of costs and estimated earnings on uncompleted contracts (contract liabilities). Billed and unbilled receivables are reflected on the face of the Consolidated Balance Sheet. The liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized on these contracts as of the reporting date and is reported within “other current liabilities” on the Consolidated Balance Sheet. This liability was $343 and $472 as of December 31, 2019 and 2018, respectively. Revenue recognized that was included in the contract liability balance at the beginning of the fiscal year was $129 for the year ended December 31, 2019.

U.S. Federal Acquisition Regulations

The Company has contracts with the U.S. federal, state and local governments that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its contracts that are directly funded or partially funded by pass through funds from the U.S. Federal government. These provisions limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of the Company’s government contracts are subject to termination at the convenience of the government. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Government contracts that are subject to the FAR are subject to audits performed by the Defense Contract Audit Agency (“DCAA”) and many other state governmental agencies. As such, the Company’s overhead rates, cost proposals, incurred government contract costs and internal control systems are subject to review. During the course of its audits, the DCAA or a state agency may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards and recommend that the applicable contracting officer disallow such costs. Historically, the Company has not incurred significant disallowed costs because of such audits. However, the Company can provide no assurance that the rate audits will not result in material disallowances of incurred costs in the future. The Company provides for a refund liability to the extent that it expects to refund some of the consideration received from a customer. The liability at December 31, 2019 and 2018 was $813.

Disaggregation of Revenues

As described in Note 12 – Segment, the Company has one operating segment, Engineering, Testing, Inspection and Other Consultative Services, which reflects how the Company is being managed.

The Company provides public and private sector clients with comprehensive support in managing large-scale infrastructure improvement programs including engineering, design, program development/management, compliance services acquisition and project control services, as well as construction engineering & inspection and materials testing. Public sector clients approximate one-third of the Company’s revenues in each reporting period presented.

All services performed by the Company are rendered in the United States and its territories via two contract types, time and materials or fixed price contracts. The Company derives 95% of its revenues from T&M contracts.

Cash Flows

The Company has presented its cash flows using the indirect method and considers all highly liquid investments with a maturity of three months or less at acquisition to be cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance limit.

Comprehensive Income

There are no other components of comprehensive income other than net income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. These risks primarily relate to the concentration of customers who are large, governmental customers and regional governmental customers. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral.

Fair Value of Financial Instruments

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1 — Inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that management has the ability to access.

Level 2 — Inputs utilize data points that are observable such as quoted prices, interest rates and yield curves.

Level 3 — Inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company has various financial instruments, including cash and cash equivalents, accounts receivable and payable, accrued liabilities, and long-term debt. The carrying value of the Company’s cash and cash equivalents, accounts receivable, and payable and accrued liabilities approximate their fair value due to their short-term nature. The Company believes that the aggregate fair values of its long-term debt approximates their carrying amounts as the interest rates on the debt are either reset on a frequent basis or reflect current market rates.

The Company applies the provisions of the FASB ASC 805, Business Combinations, in the accounting for its acquisitions, which requires recognition of the assets acquired and the liabilities assumed at their acquisition date fair values, separately from goodwill. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Generally, the Company engages a third-party independent valuation specialist to assist in management’s determination of fair values of tangible and intangible assets acquired and liabilities assumed. The fair values of earn-out arrangements are included as part of the purchase price of the acquired companies on their respective acquisition dates. The Company estimates the fair value of contingent earn-out payments as part of the initial purchase price and records the estimated fair value of contingent consideration as a liability on the consolidated balance sheet. Changes in the estimated fair value of contingent earnout payments are included in operating expenses in the accompanying combined statements of operations.

Several factors are considered when determining contingent consideration liabilities as part of the purchase price, including whether (i) the valuation of the acquisitions is not supported solely by the initial consideration paid, and the contingent earn-out formula is a critical and material component of the valuation approach to determining the purchase price; and (ii) the former owners of the acquired companies that remain as key employees receive compensation other than contingent earn-out payments at a reasonable level compared with the compensation of other key employees. The contingent earn-out payments are not affected by employment termination.

The Company reviews and re-assesses the estimated fair value of contingent consideration liabilities on a quarterly basis, and the updated fair value could differ materially from the initial estimates. The Company measures contingent consideration recognized in connection with business combinations at fair value on a recurring basis using significant unobservable inputs classified as Level 3 inputs. The Company uses a probability-weighted discounted cash flow approach as a valuation technique to determine the fair value of the contingent consideration liabilities on the acquisition date and at each reporting period. The significant unobservable inputs used in the fair value measurements are projections over the earn-out period, and the probability outcome percentages that are assigned to each scenario. Significant increases or decreases to either of these inputs in isolation could result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent consideration liabilities. Ultimately, the liability will be equivalent to the amount paid, and the difference between the fair value estimate on the acquisition date and amount paid will be recorded in earnings.

The following table summarizes the changes in the fair value of estimated contingent consideration:

	For the year ended December 31,
	2019	2018

Contingent consideration, beginning of the year	$7,000	$5,000
Additions for acquisitions	63	2,000
Reduction of liability for payment made	(5,063)	-
Decrease of liability related to re-measurement of fair value	(940)	-
Total contingent consideration, end of the period	1,060	7,000
Current portion of contingent consideration	(1,060)	(5,000)
Contingent consideration, less current portion	$-	$2,000

Equity-Based Compensation

The Company recognizes the cost of services received in an equity-based payment transaction with an employee as services are received and record either a corresponding increase in equity or a liability, depending on whether the instruments granted satisfy the equity or liability classification criteria.

The measurement objective for these equity awards is the estimated fair value at the grant date of the equity instruments that the Company is obligated to issue when employees have rendered the requisite service and satisfied any other conditions necessary to earn the right to benefit from the instruments. The compensation cost for an award classified as an equity instrument is recognized ratably over the requisite service period, including an estimate of forfeitures. The requisite service period is the period during which an employee is required to provide service in exchange for an award. Equity compensation was $1,984 and $228 for the years December 31, 2019 and 2018, respectively.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries have been provided for in the accompanying combined financial statements except as disclosed below. The State of Texas imposes a margin tax, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. This tax is treated as an income tax and accrued in the accounting period in which the taxable gross receipts are recognized. The State of Texas margin tax was insignificant in 2019 and 2018. In addition, there are two C-Corp subsidiaries for which we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

As of December 31, 2019 and 2018, deferred taxes consisted of approximately $0.6 million and $2.0 million, respectively of a deferred tax liability related to the prior year conversion by the C-Corp subsidiaries from the cash to accrual method for tax purposes. There are no net operating loss carryforwards. The Company records its deferred tax liabilities in other long-term liabilities within its Consolidated and Combined Balance Sheet.

Income tax expense was $1.3 million and $0.3 million for 2019 and 2018, respectively.  Income tax expense differs from the 21% federal tax rate and various state tax rates applied to the Company’s pre-tax income due to only certain C-Corp subsidiaries being subject to recognition of federal or state income taxes in the Company’s Combined and Consolidated Statement of Operations. Additionally, the Company has recorded the Texas margin tax within income tax expense.

Recent Accounting Pronouncements

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which amends ASC 230 to add or clarify guidance on the classification of certain specific types of cash receipts in the statement of cash flows with the intent of reducing diversity in practice. Updates relate to the following types of cash receipts: Debt prepayments of extinguishment cost, settlement of zero-coupon debt, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investees, and beneficial interests in securitization transactions. The Company adopted this ASU on January 1, 2019. The adoption did not have a material effect on its results of operations, financial position, or cash flows. The adoption of the ASU did not result in an adjustment to the statement of cash flows as of January 1, 2019.

In February 2016, FASB issued ASU 2016-02, Leases. ASU 2016-02 requires lessees to recognize, in the balance sheet, a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset over the lease term. The amendments in this accounting standard update are to be applied using a modified retrospective approach and are effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the requirements of ASU 2016-02 and its impact on the consolidated and combined financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments (Topic 326) - Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments.  The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates.  This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

Reclassifications

Certain prior year balance sheet balances have been reclassified for consistency in current year presentation.

NOTE 3 – BUSINESS ACQUISITIONS

In November 2018, Atlas acquired SCST, Inc. (“SCST”), a provider of environmental science, geotechnical, geophysics, special inspection & materials testing, facilities consulting, and telecom & utilities services. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $10.6 million in cash and $1.1 million in rollover equity from the owners of SCST, subject to customary closing working capital adjustments plus an earnout of up to $2.0 million upon the achievement of certain financial targets to be paid upon the first and second anniversaries of the closing.

In August 2018, Atlas acquired Piedmont Geotechnical Consultants (“Piedmont”), a geotechnical engineering, materials testing and environmental consulting firm servicing Georgia and the Southeast. The aggregate purchase price consideration paid by Atlas in connection with the acquisition was $4.0 million in cash and $0.3 million in rollover equity from the owners of Piedmont, subject to customary closing working capital adjustments.

The Company did not acquire any entities during 2019 but entered into a definitive binding agreement on November 20, 2019 to acquire Long Engineering, Inc. This acquisition closed in 2020 (refer to Note 13 – Subsequent Events for further information).

Acquisition costs of approximately $0.4 million have been expensed in 2018 in the combined statement of operations as within operating expenses. The following table summarizes fair values of the assets acquired and liabilities assumed as of the acquisition dates for acquisitions closed during 2018. The accounting for these acquisitions was finalized in 2019. These fair values were finalized during 2019 (amounts in thousands):

	Piedmont	SCST
Cash	$-	$-
Accounts receivable	1,707	8,833
Property and equipment	78	261
Prepaid expenses	21	203
Other assets	-	234
Intangible assets	1,350	3,350
Liabilities	(809)	(5,190)
Net assets acquired	$2,347	$7,691
Consideration paid (cash and rollover equity)	$4,300	$11,758
Contingent earnout liability (cash)	-	2,000
Total consideration	4,300	13,758
Excess consideration over the preliminary amounts assigned to the net assets acquired (goodwill)	$1,953	$6,067

NOTE 4 – PROPERTY AND EQUIPMENT, NET

The Company depreciates its assets on a straight-line basis over the assets’ useful lives, which range from 3 to 10 years. Property and equipment consist of the following (amounts in thousands):

	December 31,		Average
	2019	2018	life

Furniture and fixtures	$5,256	$4,429	3-5 years
Equipment and vehicles	27,041	24,725	3-10 years
Computers	15,122	17,587	3 years
Leasehold improvements	4,936	4,205	3-5 years
Construction in Progress	2,503	905
Less: Accumulated depreciation and amortization	(40,034)	(39,591)

	$14,824	$12,260

Property and equipment under capital leases (amounts in thousands):

	December 31,
	2019	2018
Computer equipment	$1,241	$1,095
Less accumulated depreciation	(557)	(167)
	$684	$928

Capital leases for computer equipment have an average lease term of five years with minimum lease payments as follows (amounts in thousands):

2020	$286
2021	286
2022	286
2023	202
2024	19
Thereafter	-
$1,079

Depreciation expense was approximately $5.2 million and $5.8 million for the years ended December 31, 2019 and 2018, respectively.

NOTE 5 – GOODWILL AND INTANGIBLES

The carrying amount, including changes therein, of goodwill was as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Beginning Balance	$80,352	$82,735
Acquisitions	-	6,622
Measurement Period Adjustments	4,773	(9,005)
Balance at the End of the Year	$85,125	$80,352

The Company did not recognize any impairments of goodwill in the year ended December 31, 2019.

Intangible assets as of December 31, 2019 and December 31, 2018 consist of the following (amounts in thousands):

	December 31, 2019			December 31, 2018			Remaining
	Gross	Accumulated	Net book	Gross	Accumulated	Net book	useful life
	amount	amortization	value	amount	amortization	value	(in years)
Definite life intangible assets:
Customer relationships	$106,620	(23,759)	$82,861	$110,931	$(14,056)	$96,875	9.3
Tradenames	18,620	(9,282)	9,338	17,092	(4,487)	12,605	7.3
Non-competes	600	(410)	190	647	(223)	424	3.0

Total intangibles	$125,840	$(33,451)	$92,389	$128,670	$(18,766)	$109,904

Amortization expense for the years ended December 31, 2019 and December 31, 2018 was $14.7 million and $13.9 million, respectively. Amortization of intangible assets for the next five years and thereafter is expected to be as follows (amounts in thousands):

2020	$13,981
2021	11,282
2022	10,689
2023	10,673
2024	10,673
Thereafter	35,091
$92,389

NOTE 6 – LONG-TERM DEBT

In October 2017, concurrent with the closing of the Moreland acquisition, Atlas obtained a bridge loan from Regions Bank in the amount of $42.0 million. In November 2017, concurrent with the closing of the ETS acquisition, Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95.0 million and a revolving credit facility of $30.0 million secured by the assets owned by Atlas. Proceeds from the credit agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The credit agreement is scheduled to mature in November 2022 with quarterly principal payments required beginning December 2017. Interest is compounded based on the variable rate in effect.

ATC had a business loan agreement (Loan Agreement) maturing on January 29, 2020. The Loan Agreement includes a revolving credit facility that shall not exceed $45 million. Security for the loan is provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the Loan Agreement bear interest at the one-month London Interbank Offered Rate plus a margin based on the total leverage ratio as defined in the Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balance on the Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility was secured by assets of the Company.

The Atlas Credit Facility is scheduled to mature in March 2024. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

Long-term debt consisted of the following (amounts in thousands):

	December 31,
	2019	2018

Atlas credit facility - term loan	$136,844	$89,063
Capital lease obligations	-	1,030
Other loans - capital lease obligations	-	385
Atlas credit facility - revolving loan	34,300	13,944
Other line of credit	-	14,500

Subtotal	171,144	118,922

Less: Loan costs, net	(1,712)	(878)

Less current maturities of long-term debt	(10,875)	(5,682)

Long-term debt	$158,557	$112,362

Atlas was in compliance with all applicable loan covenants as of and for the year ended December 31, 2019.

Aggregate long-term principal payments subsequent to December 31, 2019, are as follows (amounts in thousands):

2020	$10,875
2021	10,875
2022	10,875
2023	13,594
2024	124,925
Thereafter	-
$171,144

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company is subject to certain claims and lawsuits typically filed against engineering companies, alleging primarily professional errors or omissions. The Company carries professional liability insurance, subject to certain deductibles and policy limits, against such claims. While management does not believe that the resolution of these claims will have a material adverse effect, individually or in aggregate, on its financial position, results of operations or cash flows, management acknowledges the uncertainty surrounding the ultimate resolution of these matters.

The Company leases office space, laboratory facilities, and automobiles under operating lease agreements and has options to renew most leases. These leases expire at varying dates through 2025. The Company also rents equipment on a job-by-job basis.12

Future minimum payments under non-cancelable operating leases as of December 31, 2019 are as follows (amounts in thousands):

2020	$11,613
2021	8,974
2022	6,478
2023	6,049
2024	3,031
Thereafter	3,860
$40,005

Rental expense associated with facility and equipment operating leases for the years ended December 31, 2019 and 2018 was $11.7 million and $9.4 million, respectively.

NOTE 8 – EQUITY BASED COMPENSATION

In December 2017, Atlas’ Parent granted service-based Class A units to certain members of Atlas’ management. As of December 31, 2017, 1,000 units were authorized and reserved for issuance with 504 granted in December 2017. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for this grant was $228 for the years ended December 31, 2019 and 2018.

In April 2019, Atlas Parent granted service-based Class A units to certain members of Atlas management. As of January 1, 2019, 1,666 units were authorized and reserved for issuance with 973.65 units granted as of December 31, 2019. The Class A units granted provide for service-based vesting annually over 4 years from the grant date. Compensation expense for the period ended December 31, 2019 was $1,757 related to the April 2019 grant. The grant date fair value was determined using assumptions about the current waterfall expected payout.

The following summarizes the activity of Class A unit awards during the period ended December 31, 2019:

	Number of unvested Class A units	Grant date fair value
Unvested Class A units as of December 31, 2018	378	$1,593
Granted	974	10,524
Vested	(126)	-
Forfeited	-	-
Unvested Class A units as of December 31, 2019	1,226	$12,117

NOTE 9 – RELATED-PARTY TRANSACTIONS

During the years ended December 31, 2019 and 2018, the Company leased office space from former owners of acquired companies that became shareholders and/or officers of the Company. The Company recognized lease expenses under these leases within the consolidated and combined Statement of Operations in the amount of $635 and $96 for the years ended December 31, 2019 and 2018, respectively.

During the years ended December 31, 2019 and 2018, the Company performed certain environmental consulting work for an affiliate of one of its principal owners or members and collected fees related to these services in the amount of $192 and $117, respectively.

NOTE 10 — EMPLOYEE BENEFIT PLANS

The Company maintains employee savings plans which allow for voluntary contributions into designated investment funds by eligible employees. The Company may, at the discretion of its Board of Managers, make additional contributions to these plans. Total contributions related to these plans made by the Company in 2019 and 2018 were $4.4 and $3.1 million, respectively.

NOTE 11 – DISCONTINUED OPERATIONS

In June 2017, ATC decided that it would wind down the operations of its Power and Industrial (P&I) operation by the end of 2017 due to the loss of one of P&I’s major customers. On December 27, 2017, ATC entered into an asset purchase agreement with a third party, which was the final step in finalizing the terms of the shutdown of the P&I service line. ATC completed the sale during 2018 which resulted in an immaterial gain. No other operations were discontinued from January 1, 2019 through December 31, 2019.

The P&I service line’s activity in the combined balance sheet and combined statement of cash flows were not material. The loss from discontinued operations presented in the combined statement of operations for the year ended December 31, 2019 and 2018 consisted of the following (amounts in thousands):

	For the year ended December 31,
	2019	2018
Revenues	$-	$(23)
Cost of revenues	197	167
Operating expenses	36	249
Operating loss	233	393
Depreciation and amortization	-	-
Other Income/(Expense)	(87)	-
Loss from discontinued operations	$146	$393

NOTE 12 — SEGMENT

The Company has one operating and reporting segment, Engineering, Testing, Inspection and Other Consultative Services. This financial information is reviewed regularly by our chief operating decision maker to assess performance and make decisions regarding the allocation of resources and is equivalent to our consolidated information. Our chief operating decision maker does not review below the consolidated level. Our chief operating decision maker is our Chief Executive Officer.

NOTE 13 – SUBSEQUENT EVENTS

The Company and Boxwood Merger Corp. (“Boxwood”), a special purchase acquisition company (“SPAC”) entered into a purchase agreement on August 12, 2019 whereby the Company would be acquired for consideration approximating $617 million upon approval of the Boxwood shareholders. Consideration would be a combination of roll-over equity by current company shareholders, new share purchases by Boxwood SPAC participants, cash from a new credit arrangement and repayment of the existing Atlas Credit Facility. A full description of the proposed acquisition terms may be found in the Boxwood Definitive Proxy Statement dated November 12, 2019 (the “Proxy”) filed with the United States Securities and Exchange Commission (“SEC”) and is available on www.sec.gov.

On February 13, 2020, Boxwood’s shareholders approved the acquisition of the Company by the SPAC and consideration was comprised of the aforementioned consideration plus a private placement of preferred share units. This was treated as a reverse recapitalization and Boxwood’s name was changed to Atlas Technical Consultants, Inc. For more information, please refer to the Form 8-K as filed on February 14, 2020 with the SEC and is available on the SEC’s website.

On February 14, 2020, the existing Atlas Credit Facility was repaid with proceeds from the acquisition.

On February 17, 2020, the Company completed its acquisition of Long Engineering. The purchase price called for $10.5 million in cash and variable contingent consideration due the sellers over the course of the next three years based upon the achievement of certain EBITDA targets.

NOTE 14 – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2019 and 2018 is as follows (amounts in thousands):

	For the year ended December 31,
	2019	2018
Cash paid for interest	$9,535	$6,401

Cash paid for taxes	2,000	2,226

Noncash investing and financing activities:
Property and equipment purchases included in accounts payable	276	189

Noncash investing activities:
Class C shares issued for acquisition of business	-	1,350
Contingent earnout for acquisition of business	63	2,000